EXHIBIT 21.1


                                  SUBSIDIARIES
                                       OF
                        NAVIDEC FINANCIAL SERVICES, INC.


A. Wholly owned subsidiary of Navidec Financial Services, Inc., a Colorado corporation:

     1.   Swiftsure, Inc., a Colorado corporation

B.   Other subsidiary of Navidec Financial Services, Inc.:

     1.   Northsight Mortgage Group, LLC, an Arizona limited liability company
          (80%)